Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FIrst QUARTER 2023 Results

WOODCLIFF LAKE, NJ – MAY 3, 2023 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2023.

For the quarter ended March 31, 2023, Hudson reported revenues of $77.2 million, a decrease of 8% compared to revenues of $84.3 million in the first quarter of 2022. The decrease is primarily related to decreased selling prices for certain refrigerants during the period as well as lower sales volume in the quarter as compared to the first quarter of 2022. Gross margin in the first quarter of 2023 was 39%, compared to 54% in the first quarter of 2022. Hudson reported operating income of $22.7 million in the first quarter of 2023, compared to operating income of $38.3 million in the prior year period. The Company recorded net income of $15.5 million or $0.34 per basic and $0.33 per diluted share in the first quarter of 2023, compared to net income of $29.6 million or $0.66 per basic and $0.63 diluted share in the same period of 2022. 2023 and future periods will reflect a statutory tax rate of approximately 26%, excluding certain temporary and permanent tax adjustments, while the 2022 period reflects a very low effective tax rate due to the use of then existing NOL carryforwards.

Hudson reduced total outstanding debt from $46.8 million at December 31, 2022 to $43.6 million at March 31, 2023. Stockholders’ equity improved to $191.5 million at March 31, 2023 as compared to $174.9 million at December 31, 2022.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“As we move through the 2023 selling season, we are focused on continuing to drive the momentum we’ve built over the past eighteen months. As anticipated, we faced a tough comparison to the extraordinary gross margin performance during the 2022 selling season, and our first quarter 2023 results reflected this dynamic. During the first quarter of last year, we saw significant sales price increases without a corresponding increase in inventory price, which resulted in unsustainably high gross margin. First quarter 2023 gross margin moderated as expected compared to the first quarter of 2022, but still came in ahead of our long-range target gross margin of 35%. Additionally, we achieved strong profitability and generated cash flow from operations that was two times greater than cash flow generated in the first quarter of 2022. As the selling season gets underway in earnest, we are confident that our leadership position in the industry, operational excellence, proven distribution network and longstanding customer relationships position us well to drive continued strong performance.

“From a regulatory perspective, for 2023 a 10% stepdown in virgin HFC production and consumption allowances mandated by the AIM Act remains in place. In 2024, a 40% baseline reduction in HFCs will begin, and as we’ve previously stated, we believe the current phasedown schedule will benefit our business by driving higher demand for our reclaimed refrigerants as virgin HFCs become constrained. Longer term, we see a tremendous opportunity for the increased use of reclaimed refrigerants as industry stakeholders embrace the environmental benefits of using greener refrigeration technology and equipment, and as federal and state legislation increasingly mandates the use of recovered and reclaimed refrigerants.

“With our industry-leading reclamation technology and decades of experience, Hudson is ideally positioned to provide sustainable and responsible refrigerant management to support the industry transition to greener refrigerant and cooling equipment utilizing lower global warming potential refrigerants. We are energized by the opportunity to meet the refrigerant needs of the growing installed base of cooling and refrigeration systems as well as providing conversion and servicing options as equipment requirements evolve,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the first quarter results today, May 3, 2023 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 448742

A replay of the teleconference will be available until June 2, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 48107.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2022 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

 Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,322	$5,295
Trade accounts receivable – net	38,764	20,872
Inventories	137,007	145,377
Prepaid expenses and other current assets	6,726	5,289
Total current assets	194,819	176,833

Property, plant and equipment, less accumulated depreciation	20,229	20,568
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	16,866	17,564
Right of use asset	7,713	7,339
Other assets	2,387	2,386
Total Assets	$289,817	$272,493

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$15,156	$14,165
Accrued expenses and other current liabilities	32,716	27,908
Accrued payroll	2,599	6,303
Current maturities of long-term debt	4,250	4,250
Total current liabilities	54,721	52,626
Deferred tax liability	1,601	244
Long-term lease liabilities	6,062	5,763
Long-term debt, less current maturities, net of deferred financing costs	35,934	38,985
Total Liabilities	98,318	97,618

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 45,328,892 and 45,287,619, respectively	453	453
Additional paid-in capital	117,535	116,442
Accumulated retained earnings	73,511	57,980
Total Stockholders’ Equity	191,499	174,875

Total Liabilities and Stockholders’ Equity	$289,817	$272,493

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three-month period
	ended March 31,
	2023	2022
Revenues	$77,199	$84,338
Cost of sales	46,869	38,518
Gross profit	30,330	45,820

Operating expenses:
Selling, general and administrative	6,977	6,824
Amortization	698	698
Total operating expenses	7,675	7,522

Operating income	22,655	38,298

Interest expense	1,849	7,305

Income before income taxes	20,806	30,993

Income tax expense	5,275	1,438

Net income	$15,531	$29,555

Net income per common share – Basic	$0.34	$0.66
Net income per common share – Diluted	$0.33	$0.63
Weighted average number of shares outstanding – Basic	45,298,514	44,779,822
Weighted average number of shares outstanding – Diluted	47,311,027	46,736,471